UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 30, 2016

SEMILEDS CORPORATION

(Exact name of registrant as specified in charter)

Delaware	001-34992	20-2735523
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3F, No.11 Ke Jung Rd., Chu-Nan Site, Hsinchu Science Park, Chu-Nan 350, Miao-Li County, Taiwan, R.O.C.	350
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: +886-37-586788

N/A

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

As previously reported on July 6, 2016, SemiLEDs Corporation (the “Company”) entered into a definitive purchase agreement effective July 6, 2016 (the “Agreement”) with Dr. Peter Chiou. Pursuant to the terms of the Agreement, Dr. Chiou would purchase 577,000 shares of the Company’s common stock at $5.00 per share (the “Shares”). This represents approximately 19.6% of the outstanding shares of the Company. Dr. Chiou would also subscribe to a $1,615,000 SemiLEDs Corporation’s 0% interest convertible note (the “Note”) with a September 29, 2017 maturity date. Subject to shareholder approval at the Company’s next shareholders meeting, the Note will be convertible, at the Company’s option, into a number of shares of the Company’s common stock equal to the quotient obtained by dividing (x) $1,615,000 by (y) the conversion price, which is equal to the lesser of $3.40 or the 5-trading day volume weighted average price of the common stock on the NASDAQ Stock Market ending on the maturity date.

On August 4, 2016, Dr. Chiou and Well Thrive Limited, a Samoa international company (“Well Thrive”) entered into an assignment and assumption of purchase agreement (the “Assignment”) pursuant to which Dr. Chiou assigned his right, title and interest in the Agreement to Well Thrive. In connection with the Assignment, Dr. Chiou agreed to guarantee Well Thrive’s obligations under the Agreement.  The Company consented to the Assignment on August 23, 2016.

On August 23, 2016 and in response to comments from The Nasdaq Stock Market, the parties entered into an amendment to the Agreement (the “Amendment”) to confirm that the Shares issued pursuant to the Agreement may not be counted for purposes of determining whether the shareholders approve the conversion feature of the Note.

On August 23, 2016, after receipt of the second installment of $1,885,000 and approval of the listing of the Shares on the The Nasdaq Stock Market, the Company issued the Shares to Well Thrive.

The foregoing description of the Assignment and Amendment are qualified by reference to the full text of the Assignment, which is filed as Exhibit 10.2 hereto, and the Amendment, which is filed as Exhibit 10.3 hereto, and which are incorporated by reference herein.

Item 3.02. Unregistered Sales of Equity Securities.

As disclosed in Item 1.01 above, on August 23, 2016, the Company issued 577,000 shares pursuant to an exemption from the registration requirements of the Securities Act of 1933.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 17, 2016, the Company’s Board of Directors appointed Dr. Chiou as a director of the Company, as the Company has received the second installment of the $2,885,000 purchase price from Well Thrive.  As part of the investment discussed in Item 1.01, the Company’s Board of Directors agreed to appoint a representative of Well Thrive to fill the vacancy on the Company’s Board of Directors.  Dr. Chiou has also been named to the Audit Committee. Dr. Chiou has waived any compensation for his service on the Board and Audit Committee.

Dr. Chiou is a technologist who has more than 25 years’ experience in the telecom, datacom and satcom industries. He was the system architect who led the design team that designed the JetBlue in-flight Wi-Fi services through Ka band Satellite. His past experiences include NASA, FAA, SPRINT, AT&T and MOEA of Taiwan. Dr. Chiou received his Ph.D. and M.S., both in Electrical Engineering, from University of Maryland at College Park.

With the appointment of Dr. Chiou to the Audit Committee, the Company’s Audit Committee once again meets the requirements of Nasdaq Listing Rule 5605(c)(2)(A), being comprised of at least three independent members.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1*	Purchase Agreement, effective July 6, 2016, by and between SemiLEDs Corporation, a Delaware corporation, and Peter Chiou, an individual.
10.2	Assignment and Assumption of Purchase Agreement, effective August 23, 2016, between Peter Chiou and Well Thrive Limited, a Samoa international company.
10.3	Amendment No. 1 to Purchase Agreement, effective August 23, 2016, between SemiLEDs Corporation, Peter Chiou and Well Thrive Limited.

__________

* Previously filed.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 23, 2016

SemiLEDs Corporation

	By:	/s/ Christopher Lee

	Name:	Christopher Lee

	Title:	Chief Financial Officer